EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-67527, 333-51607, 333-20673, 333-01789, 333-53802, 333-53804, 333-117249, and 333-130246) of Zale Corporation of our reports dated October 29, 2009, with respect to the consolidated financial statements of Zale Corporation included in its Annual Report (Form 10-K) for the year ended July 31, 2009, and the effectiveness of internal control over financial reporting of Zale Corporation filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

October 29, 2009

Dallas, Texas